Exhibit 99.1

MEDIA CONTACT:	INVESTOR CONTACT:
Gerard Laurain	Jim Polson:
(312) 384-8041	1-866-268-4744

Neutral Tandem Announces 2009 Third Quarter Financial Results

Third Quarter 2009 Highlights

•	Revenue of $44.7 million, up 43.5% from $31.2 million in Q3’08

•	Pretax income of $17.5 million, up 84.1% from $9.5 million for Q3’08

•	Net income of $11.1 million, up 79.9% from $6.2 million for Q3’08

•	Adjusted EBITDA (as defined below) of $22.3 million, up 66.9% from $13.4 million in Q3’08

•	Billed minutes of 23.0 billion, an increase of 44.7% over Q3’08

CHICAGO, November 4, 2009 – Neutral Tandem, Inc. (NASDAQ: TNDM), a leading provider of tandem interconnection services, today announced its third quarter 2009 financial results.

“Our results for the third quarter of 2009 reflect a continuation of the strong growth and profitability we generated in the first half of the year,” said Rian Wren, President and Chief Executive Officer of Neutral Tandem. “We remain focused on our three strategic priorities of broadening our geographic presence, expanding our interconnections with new and existing customers, and increasing the types of traffic we carry across our network.”

Third Quarter Results

Revenue increased 43.5% to $44.7 million for the three months ended September 30, 2009, compared to $31.2 million during the three months ended September 30, 2008. The increase in third quarter revenue was primarily related to an increase in the number of minutes carried over our network and continued penetration into existing markets.

Billed minutes increased 44.7% to 23.0 billion minutes for the three months ended September 30, 2009, compared to 15.9 billion minutes for the three months ended September 30, 2008.

Network and facilities expenses for the three months ended September 30, 2009 were $13.1 million, compared to $11.2 million for the three months ended September 30, 2008. This increase was largely due to greater traffic volumes carried over our network and an increase in the number of markets in which we operate. Combined operating expenses consisting of Operations, Sales and Marketing, and General and Administrative expenses were $10.8 million for the three months ended September 30, 2009, compared to $7.6 million for the three months ended September 30, 2008. The increase primarily resulted from higher employee expenses, including additional non-cash share based compensation, as well as increased professional expenses.

Income from operations for the three months ended September 30, 2009 was $17.3 million, or 38.7% of revenue, compared to $8.8 million for the three months ended September 30, 2008, or 28.3% of revenue.

Pretax income for the three months ended September 30, 2009 was $17.5 million, up 84.1% from $9.5 million for the three months ended September 30, 2008.

Income tax expense for the three months ended September 30, 2009 was $6.4 million, compared to $3.3 million for the three months ended September 30, 2008. The effective tax rate for the three months ended September 30, 2009 was approximately 36.5% compared to an effective tax rate of approximately 35.0% for the three months ended September 30, 2008.

Net income for the three months ended September 30, 2009 was $11.1 million, or $0.32 per diluted share, compared to $6.2 million, or $0.19 per diluted share, for the three months ended September 30, 2008.

Adjusted EBITDA, a non-GAAP measure, for the three months ended September 30, 2009 was $22.3 million, up 66.9% compared to $13.4 million for the three months ended September 30, 2008. The Adjusted EBITDA margin, a non-GAAP financial measure, for the three months ended September 30, 2009 was 49.9%, up from 42.9% for the three months ended September 30, 2008. This increase in Adjusted EBITDA margin was driven by the continued scaling of our operating expenses, as well as network efficiency and optimization efforts. See “Use of Non-GAAP Financial Measures” below for a discussion of the presentation of Adjusted EBITDA and a reconciliation to net income.

We expanded our footprint by commencing operations in 10 new markets for the three months ended September 30, 2009. We operated in 128 markets as of September 30, 2009, as compared to 91 markets as of September 30, 2008.

Business Outlook

Based on actual results for the first three quarters of 2009 and management’s current belief about minute-based revenue trends, expenses and the competitive environment, Neutral Tandem is raising its forecast for certain metrics.

Neutral Tandem now estimates:

•	Revenue for the full year of 2009 is expected to be between $168 million and $170 million, an increase from the previous forecast range of $162 million to $168 million.

•

Adjusted EBITDA, a non-GAAP financial measure, for the full year of 2009 is expected to be between $82 million and $84 million, an increase from the previous forecast range of $77 million to $81 million.

•

Billed minutes for the full year of 2009 are estimated to be between 86.5 billion minutes and 87.5 billion minutes, as compared to the previous forecast range of 85 billion minutes to 88 billion minutes.

•	Capital expenditures for the full year of 2009 are expected to be between $18 million and $19 million, as compared to the previous forecast range of $18 million to $20 million.

•	Operations to commence in 36 new markets during the full year of 2009, consistent with the previous forecast.

Wren concluded, “We remain optimistic about our strategic growth initiatives and continue to manage resources to ensure progress against all of our strategic priorities, while carefully monitoring the overall economy and industry trends. Additionally, we remain encouraged as our new service offerings begin to gain traction with current customers. Going forward, we believe our industry leading service offerings, investment in advanced technologies and strong balance sheet will enable us to continue to drive shareholder value.”

Webcast and Conference Call

A webcast and conference call will be held today, November 4, 2009 at 8:00 a.m. (ET). A live web cast of the conference call as well as a replay will be available online on the company’s corporate web site at www.neutraltandem.com. Participants can also access the call by dialing 877-941-7133 (within the United States and Canada), or 480-629-9818 (international callers). A replay of the call will be available approximately two hours after the call has ended and will be available until 11:59 p.m. (CST) on Friday, December 4, 2009. To access the replay, dial 800-406-7325 (within the United States and Canada), or 303-590-3030 (international callers) and enter the conference ID number: 4175896.

Cautions Concerning Forward Looking Statements

This press release contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical fact, included in this press release regarding Neutral Tandem’s strategy, future operations, future financial position, future revenues, projected costs, prospects, plans and objectives of management are forward-looking statements. The words “anticipates,” “believes,” “expects,” “estimates,” “projects,” “plans,” “intends,” “may,” “will,” “would,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Neutral Tandem may not actually achieve the plans, intentions or expectations disclosed in its forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements Neutral Tandem makes. Factors that might cause such differences include, but are not limited to: the impact of current and future regulation affecting the telecommunications industry; technological developments; the effects of competition; natural or man-made disasters; the impact of current or future litigation; the ability to attract, develop and retain executives and other qualified employees; the ability to obtain and protect intellectual property rights; changes in general economic or market conditions; and other important factors included in Neutral Tandem’s reports filed with the Securities and Exchange Commission, particularly in the “Risk Factors”

section of Neutral Tandem’s Annual Report on Form 10-K for the period ended December 31, 2008 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009 and June 30, 2009, as such Risk Factors may be updated from time to time in subsequent reports. Neutral Tandem does not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

About Neutral Tandem, Inc.

Headquartered in Chicago, Neutral Tandem, Inc. is a leading provider of tandem interconnection services to wireless, wireline, cable and broadband telephony companies. Founded in 2003, Neutral Tandem facilitates inter-carrier communications with a cost-effective alternative to the Incumbent Local Exchange Carrier (ILEC) network. Neutral Tandem’s solutions build redundancy, security and operational efficiencies into the nation’s telecommunications infrastructure. As of September 30, 2009, Neutral Tandem was capable of connecting approximately 465 million telephone numbers assigned to carriers. Telephone numbers assigned to a carrier may not necessarily be assigned to, and in use by, an end user. Please visit Neutral Tandem’s website at: www.neutraltandem.com.

The condensed consolidated statements of income, balance sheets and statements of cash flows are unaudited and subject to reclassification.

NEUTRAL TANDEM, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008

Revenue	$44,692	$31,154	$124,176	$85,958

Operating Expense:
Network and facilities expense (excluding depreciation and amortization)	13,093	11,215	36,987	29,711
Operations	4,991	4,288	14,795	12,485
Sales and marketing	467	466	1,465	1,461
General and administrative	5,375	2,801	12,468	9,013
Depreciation and amortization	3,506	3,561	10,746	9,647
Impairment of fixed assets	-	-	-	195

Gain on disposal of fixed assets	(28)	-	(53)	-

Total operating expense	27,404	22,331	76,408	62,512
Income from operations	17,288	8,823	47,768	23,446

Other (income) expense:
Interest expense, including debt discount of $8, $30, $52 and $107, respectively	49	208	276	757

Interest income	(159)	(870)	(707)	(2,567)
Other (income) expense	(65)	-	(306)	550

Total other (income) expense	(175)	(662)	(737)	(1,260)

Income before income taxes	17,463	9,485	48,505	24,706
Provision for income taxes	6,377	3,321	17,701	8,875

Net income	$11,086	$6,164	$30,804	$15,831

Net income per share:
Basic	$0.33	$0.19	$0.93	$0.50

Diluted	$0.32	$0.19	$0.91	$0.48

Weighted average number of shares outstanding:

Basic	33,494	32,009	33,017	31,626

Diluted	34,181	33,312	33,849	33,190

NEUTRAL TANDEM, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

(Unaudited)

	September 30, 2009	December 31, 2008
ASSETS

Current assets:
Cash and cash equivalents	$158,231	$110,414
Receivables	22,029	16,785
Deferred tax asset-current	3,395	2,341
Other current assets	17,636	1,795

Total current assets	201,291	131,335
Property and equipment—net	45,660	45,266
Restricted cash	440	440
Other assets	510	18,802

Total assets	$247,901	$195,843

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$2,298	$258
Accrued liabilities:
Taxes payable	2,076	657
Circuit cost	2,651	3,358
Rent	1,104	1,183
Payroll and related items	3,231	952
Other	3,437	1,535
Current installments of long-term debt	698	2,961

Total current liabilities	15,495	10,904
Other liabilities	-	191
Deferred tax liability-noncurrent	5,065	4,647

Long-term debt —excluding current installments	-	235

Total liabilities	20,560	15,977

Commitments and contingencies
Shareholders’ equity:
Preferred stock—par value of $.001; 50,000,000 authorized shares; no shares issued and outstanding at September 30, 2009 and December 31, 2008	-	-
Common stock—par value of $.001; 150,000,000 authorized shares; 33,531,681 shares and 32,357,383 shares issued and outstanding at September 30, 2009 and December 31, 2008, respectively	34	32
Additional paid-in capital	168,402	151,733
Retained earnings	58,905	28,101

Total shareholders’ equity	227,341	179,866

Total liabilities and shareholders’ equity	$247,901	$195,843

NEUTRAL TANDEM, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Nine Months Ended September 30,
	2009	2008
Cash Flows From Operating Activities:
Net income	$30,804	$15,831
Adjustments to reconcile net cash flows from operating activities:
Depreciation and amortization	10,746	9,647
Deferred income taxes	(636)	1,408
Gain on disposal of fixed assets	(53)	-
Impairment of fixed assets	-	195
Non-cash share-based compensation	3,404	2,027
Amortization of debt discount	52	73
Changes in fair value of ARS	(887)	-
Changes in fair value of ARS Rights	581	-
Excess tax benefit associated with stock option exercise	(9,013)	(6,492)
Changes in assets and liabilities:
Receivables—net	(5,244)	1,887
Other current assets	1,159	(374)
Other noncurrent assets	48	229
Accounts payable	757	1,175
Accrued liabilities	13,636	(1,347)
Noncurrent liabilities	-	43

Net cash flows from operating activities	45,354	24,302

Cash Flows From Investing Activities:
Purchase of equipment	(9,859)	(14,480)
Proceeds from sale of equipment	55	-
Purchase of investments	-	(25,150)
Sale of auction rate securities	1,550	5,550

Net cash flows from investing activities	(8,254)	(34,080)

Cash Flows From Financing Activities:
Proceeds from the issuance of common shares associated with stock option exercise	4,254	996
Excess tax benefit associated with stock option exercise	9,013	6,492
Principal payments on long-term debt	(2,550)	(3,450)

Net cash flows from financing activities	10,717	4,038

Net Increase In Cash And Cash Equivalents	47,817	(5,740)
Cash And Cash Equivalents—Beginning	110,414	112,020

Cash And Cash Equivalents—End	$158,231	$106,280

Supplemental Disclosure Of Cash Flow Information:
Cash paid for interest	$624	$675

Cash paid for taxes	$7,656	$3,201

Supplemental Disclosure Of Noncash Flow Items:
Investing Activity—Accrued purchases of equipment	$1,454	$985

Use of Non-GAAP Financial Measures

In this press release we disclose “Adjusted EBITDA”, which is a non-GAAP financial measure. For purposes of SEC rules, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure, calculated and prepared in accordance with generally accepted accounting principles in the United Sates (GAAP).

EBITDA is defined as net income before (a) interest expense, net (b) income tax expense and (c) depreciation and amortization. Adjusted EBITDA is defined as EBITDA as further adjusted to eliminate non-cash share-based compensation. We believe that the presentation of Adjusted EBITDA included in this press release provides useful information to investors regarding our results of operations because it assists in analyzing and benchmarking the performance and value of our business. We believe that presenting Adjusted EBITDA facilitates company-to-company operating performance comparisons of companies within the same or similar industries by backing out differences caused by variations in capital structure, taxation and depreciation of facilities and equipment (affecting relative depreciation expense), which may vary for different companies for reasons unrelated to operating performance. These measures provide an assessment of controllable operating expenses and afford management the ability to make decisions which are expected to facilitate meeting current financial goals as well as achieve optimal financial performance. They provide an indicator for management to determine if adjustments to current spending decisions are needed. Furthermore, we believe that the presentation of Adjusted EBITDA has economic substance because it provides important insight into our profitability trends, as a component of net income, and allows management and investors to analyze operating results with and without the impact of depreciation and amortization, interest and income tax expense and non-cash share-based compensation. Accordingly, these metrics measure our financial performance based on operational factors that management can impact in the short-term, namely the operational cost structure and expenses of our business. In addition, we believe Adjusted EBITDA is used by securities analysts, investors and other interested parties in evaluating companies, many of which present an EBITDA measure when reporting their results. Although we use Adjusted EBITDA as a financial measure to assess the performance of our business, the use of Adjusted EBITDA is limited because it does not include certain material costs, such as depreciation, amortization and interest, necessary to operate our business. We disclose the reconciliation between EBITDA and Adjusted EBITDA and net income below to compensate for this limitation. While we use net income as a significant measure of profitability, we also believe that Adjusted EBITDA, when presented along with net income, provides balanced disclosure which, for the reasons set forth above, is useful to investors in evaluating our operating performance and profitability. Adjusted EBITDA included in this press release should be considered in addition to, and not as a substitute for, net income as calculated in accordance with generally accepted accounting principles as a measure of performance.

The following is a reconciliation of net income to EBITDA and Adjusted EBITDA:

NEUTRAL TANDEM, INC. AND SUBSIDIARIES

Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures

(Unaudited)

(Dollars in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,		Twelve Months Ended December 31,
	2009	2008	2009	2008	2009 (1)

Net income	$11,086	$6,164	$30,804	$15,831	$38,550

Interest expense(income), net	(110)	(662)	(431)	(1,810)	(550)
Provision for income taxes	6,377	3,321	17,701	8,875	23,300
Depreciation and amortization	3,506	3,561	10,746	9,647	16,000

EBITDA	$20,859	$12,384	$58,820	$32,543	$77,300
Non-cash share-based compensation	1,464	988	3,404	2,027	5,700

Adjusted EBITDA	$22,323	$13,372	$62,224	$34,570	$83,000

(1)	The amounts expressed in this column are based on current estimates as of the date of this press release. This reconciliation is based on the midpoint of the guidance range announced in this press release.